As filed with the Securities and Exchange Commission on April 3, 2000
                            Registration No. 333-xxxx
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                            MID-ATLANTIC REALTY TRUST
             (Exact Name of Registrant as Specified in its Charter)

        Maryland                              6798                                           52-1832411
(State or other jurisdiction        (Primary Standard Industrial                     (I.R.S. Employer Identification
of incorporation or organization)   Classification Code Number)                                 Number)

                         170 W. Ridgely Road, Suite 300
                           Lutherville, Maryland 21093
                                 (410) 684-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -----------------------
                          F. Patrick Hughes, President
                            Mid-Atlantic Realty Trust
                         170 W. Ridgely Road, Suite 300
                              Lutherville, MD 21093
                                 (410) 684-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    Copy to:
                          Abba David Poliakoff, Esquire
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 East Redwood Street
                         Baltimore, Maryland 21202-3332
                                 (410) 576-4067

           Approximate date of commencement of proposed sale to public: From time to time after Registration Statement becomes effective.
           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________
           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________________
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                         CALCULATION OF REGISTRATION FEE

                                                          Proposed Maximum        Proposed Maximum
                                       Amount to be   Offering Price Per Share  Aggregate Offering Price  Amount of Registration Fee
Title of Securities to be Registered    Registered              (1)                       (1)
------------------------------------   ------------   ------------------------  ------------------------  --------------------------
     Common Shares of Beneficial
  Interest, par value $.01 per share       222,624               $9.25                $2,059,272.00              $543.65

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price on the New York Stock Exchange on March 31, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
     Section  8(a)  of the  Securities  Act of 1933 or  until  the  Registration
     Statement shall become effective on such date as the Commissioner, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion dated April 3, 2000


PROSPECTUS

                            MID-ATLANTIC REALTY TRUST
                  222,624 Common Shares of Beneficial Interest


           Mid-Atlantic Realty Trust is a real estate investment trust or "REIT" which owns, acquires, develops, redevelops, leases and manages primarily neighborhood or community shopping centers in the Middle Atlantic region of the United States. All of our interests in commercial properties are held directly or indirectly by MART Limited Partnership, and substantially all of our operations relating to these properties are conducted through that partnership, which we refer to as the "Operating Partnership."


           In March 1999, we acquired a 1% general partnership interest and an 88% limited partnership interest from the partners of the Saucon Valley Partnership, which owns a retail shopping center called Saucon Valley Square in Lower Saucon, Pennsylvania. The Saucon Valley Partners were Louis P. Pektor, III and Lewis D. Ronca, who we refer to collectively as the "Saucon Valley Partners" or the "selling shareholders." The consideration for the partnership interests was the issuance by the Operating Partnership of 198,136 of its units of limited partnership interest, which we refer to as the "OP Units."


          The Operating Partnership has a call option to purchase the remaining 11% of limited partnership interests in exchange for 24,488 OP Units, which is exercisable until September 18, 2002. The Saucon Valley Partners have a corresponding put option to sell the 11% interests to the Operating Partnership for one year commencing April 19, 2002 for the same number of OP Units. The Operating Partnership currently intends to exercise the call option.


           This prospectus relates to the offer and sale by the selling shareholders, assuming exercise of the put or call option, of up to 222,624 of our common shares of beneficial interest. We will issue these shares only to the extent that:

o the selling shareholders exercise their rights to tender their OP Units for cash,

o    we  exercise   our  rights  to  assume  the   obligation   to  the  selling
     shareholders, and

o    we exercise our right to issue common shares instead of cash.

           Our common shares are listed on the NYSE under the symbol "MRR."

           We will not receive any proceeds from the issuance of the common shares to the Saucon Valley Partners or the sale of the common shares by them. We will acquire OP Units in exchange for any common shares that we may issue to the Saucon Valley Partners pursuant to this prospectus.

           See "Risk Factors" beginning on page 4 for certain information that should be considered by prospective shareholders.

           These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.


                               -------------------


                  The date of this Prospectus is April __, 2000

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Operating Partnership, the Selling Shareholders or any underwriters, agents or dealers. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or the Operating Partnership since the date hereof or the information contained herein is correct at any time subsequent to the date hereof.
                                 ______________


                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----
Available Information..........................................................4
Incorporation of Certain Documents By Reference................................4
Summary........................................................................4
Risk Factors...................................................................5
Description of Common Shares..................................................11
Registration Rights...........................................................14
Federal Income Tax Considerations.............................................14
Selling Shareholders..........................................................23
Plan of Distribution..........................................................23
Legal Matters.................................................................24
Experts.......................................................................24

                              AVAILABLE INFORMATION

           We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information on file can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the site is http:\\www.sec.gov. The common shares are listed on the NYSE under the symbol "MRR" and any reports, proxy statements and other information concerning us can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

           We have filed a registration statement with the SEC on Form S-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, omits some information contained in the registration statement and the exhibits to the registration statement on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC under the Securities Act. For further information with respect to us and the common shares, reference is made to the registration statement. We will describe the material provisions of any contract or other document referred to in this document.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           We are incorporating by reference the documents listed below have which have been filed by us with the SEC under file number 1-12286:

o    our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

o description of the common shares included in our Registration Statement on Form 8-A dated August 24, 1993, and the information thereby incorporated by reference contained in our Registration Statement on Form S-11, dated July 22, 1993; and

           We are also incorporating all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering made by this prospectus. Any statement in a document referenced in part or in whole shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that the statement is modified or superseded by the registration statement and this prospectus. Any statement that has been modified or superseded by this prospectus shall not be deemed to constitute a part of this prospectus beyond the extent of the portion of the modified or superseded.

           We will provide a copy of any document incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates by reference free of charge to any person who receives a prospectus upon written or oral request. Requests should be directed to the Secretary, 170 W. Ridgely Road, Suite 300, Lutherville, Maryland 21093, telephone number (410) 684-2000.

                                     SUMMARY

           This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated in this prospectus by reference. As this is a summary, it may not contain all information that is important to you.


Our Company

           We are a REIT which owns, acquires, develops, redevelops, leases and manages primarily neighborhood or community shopping centers in the Middle Atlantic region of the United States. We also own other commercial properties and seven undeveloped parcels of land totaling approximately 147 acres. The properties have a gross leasable area of approximately 4.9 million square feet and were 92% leased at March 1, 2000. We have an equity interest in 35 shopping centers, 29 of which are wholly owned by us.

           All of our interests in the properties are held directly or indirectly by, and substantially all of our operations relating to the properties are conducted through, the Operating Partnership. We control the Operating Partnership as the sole general partner and, therefore, have the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain exceptions. We own approximately 82% of the OP Units.

           On July 1, 1997 we converted into an "umbrella partnership real estate investment trust" or "UPREIT" structure, which will permit us to use OP Units as consideration in property acquisitions, thereby providing certain tax deferral benefits to sellers.

           We are organized under the laws of the State of Maryland. The executive offices of both us and the Operating Partnership are located at 170 W. Ridgely Road, Suite 300, Lutherville, Maryland 21093, (410) 684-2000.

Securities to be Offered

           The Saucon Valley Partners were given the right to redeem their OP Units at any time after March 19, 2000. At our option, we may assume the payment obligation at any time and pay it in cash or, in our discretion, we may substitute our common shares in redemption of the OP Units on a one share for one OP Unit basis. We have granted registration rights to the selling shareholders pursuant to which we will register common shares acquired by them upon redemption of OP Units. The Operating Partnership has a call option to purchase the remaining 11% of the limited partnership interests in exchange for OP Units and the Saucon Valley Partners have a put option to sell the 11% interest to the Operating Partnership for the same number of OP Units. The registration statement of which this prospectus is a part registers 222,624 of the common shares that may be issued in redemption of the OP Units issued to the Saucon Valley Partners or issuable to them in the future for their remaining 11% interest in the Saucon Valley Partnership.

                                  RISK FACTORS

            Statements  in this  document  filed  with the SEC  include  forward looking statements under the federal securities laws. Statements that are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. While these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, and should not be relied upon as predictions of future events. In making these cautionary statements, we are not committed to addressing or updating each factor in future filings of communications regarding our business or results, or addressing how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. The following is a discussion of factors that could impact future results.

Industry Risks

             Real property investments are subject to changes in general economic conditions.
             Real property investments are subject to varying types and degrees of risk that may hinder or otherwise affect our ability to generate revenues. These risks could reduce the amount of cash available for distributions to shareholders.

            Any of the following factors could affect the value of our real estate and our ability to generate revenues:

o    changes in the general economic climate;

o local conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

o competition from other shopping centers, properties, developers or real estate owners;

o    variable operating costs;

o    government regulations;

o    changes in interest rates;

o    the availability of financing; and

o    potential liability due to changes in environmental and other laws.

            Real estate investments are relatively illiquid.
            Real estate investments are relatively illiquid and, therefore, our ability to react promptly in response to changes in economic or other conditions will be limited. In addition, the Internal Revenue Code limits our ability to sell property held for less than four years.

            We may not be able to re-lease properties upon the expiration of existing leases.
            Upon the expiration of leases, tenants may not renew leases and we may not be able to re-lease properties or the terms of the renewal or re-lease, including the costs of required renovations or concessions to tenants, may be less favorable than current lease terms. Our operating cash flow would decrease if we were unable to promptly re-lease all or a substantial portion of this space, if the rental rates upon the re-lease were significantly lower than expected, or if resources for costs of the re-leasing prove inadequate.

           If tenants are unable to meet their obligations to us our cash flow would be adversely affected.
           If a significant number of tenants are unable to meet their obligations to us, the cash receipts and cash available for distribution will decrease. A tenant may experience a downturn in its business which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to us, we may be delayed in enforcing our rights as lessor or sublessor. In addition, we may incur substantial costs and experience significant delays associated with protecting our investment, including costs incurred in renovating and re-leasing the property.

            At any time, one or more of our tenants may seek the protection of the bankruptcy laws, which could result in the rejection and termination of their lease. We are subject to risks that:

o any present tenant that has filed for bankruptcy protection will not continue making payments under its lease;

o    any tenant may file for bankruptcy protection in the future; or

o any tenants that file for bankruptcy protection may not continue to make rental payments in a timely manner.

     Losses from earthquakes and other natural disasters are uninsurable or insurable only at costs that are not economically justifiable.
     We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications and insured limits that are customary for similar properties. Losses from catastrophic events and natural disasters like wars or earthquakes, however, are uninsurable or insurable only at costs that are not economically justifiable. If an uninsured loss occurs, we may lose both our invested capital and anticipated profits from the property. Nevertheless, we would still be obligated to repay any recourse mortgage indebtedness on the property.

            We are subject to risks associated with debt financing and existing debt maturities.
            We are subject to a variety of risks associated with debt financing. Examples of these risks include the following:

o our cash from operating activities may be insufficient to meet required payments;

o    we may be unable to pay or refinance indebtedness on our properties;

o if interest rates or other factors result in higher interest rates on refinancing, these factors will diminish our returns on development and redevelopment activities, reduce cash from operating activities, and hamper our ability to make distributions to shareholders;

o if we are unable to secure refinancing of indebtedness on acceptable terms, we may be forced to dispose of properties upon disadvantageous terms, which may cause losses and affect our funds from operations; and

o if properties are mortgaged to secure payment of indebtedness and we are unable to meet payments, the mortgagee may foreclose upon the properties, resulting in a loss of income and a valuable asset to us.

     Because many of our competitors have greater capital resources, we may be at a disadvantage with regard to exploiting land development, property acquisition and tenant opportunities.
     Based on total assets and annual revenues, we are smaller than many of the numerous commercial developers, real estate companies and other owners of real estate that compete with us in seeking land for development, properties for acquisition and tenants for properties. We are even smaller than many of our competitors that operate in the region in which our properties are located. Many of these competitors may have greater capital and resources than us, and this fact could impair our ability to acquire properties in the future.

     We may become liable for the costs of removal or remediation of certain environmentally hazardous or toxic substances under federal, state or local laws.
     Under various federal, state and local laws, ordinances and regulations, we may become liable for the cost of removal or remediation of certain hazardous or toxic substances on or in our real property. Liability may be imposed regardless of whether we or the tenant knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of environmentally hazardous substances may be substantial, and our liability as to any property is generally not limited under those laws, ordinances and regulations. The liability could exceed the value of our property and/or aggregate assets. The presence of, or the failure to properly remediate, substances when released may adversely affect our ability to sell the affected real estate or to borrow using the real estate as collateral. At the time of this filing, we had not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of the our portfolio properties that we believe would have a material adverse effect on our business, assets or results of operations. However, we cannot assure that there are no potential environmental liabilities, that no environmental liabilities may develop, that no prior owner created any material environmental condition not known to us, or that future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations, will not result in liability.

     We may incur significant costs complying with the Americans with Disabilities Act.
     We must comply with Title III of the Americans with Disabilities Act. To comply with the ADA's requirements, we may be required to remove structural, architectural or communication barriers to handicapped access and utilization in certain public areas of our properties. Noncompliance could result in injunctive relief, imposition of fines or an award of damages to private litigants. If we are required to make changes to bring any of the properties into compliance with the ADA, expenses associated with these changes could adversely affect our ability to make expected distributions to shareholders. We believe that our competitors face similar costs to comply with the requirements of the ADA.

     The ownership limitations on REITs create an anti-takeover effect.
     To maintain our qualification as a REIT not more than 50% in value of our outstanding common shares may be owned, actually or constructively, by five or fewer individuals. In addition, the Internal Revenue Code imposes certain other limitations on the ownership of the shares of a REIT. For the purpose of preserving our tax status as a REIT, our charter prohibits actual or constructive ownership of more than 9.9% of the outstanding shares, either in the aggregate or of any class, by any person, unless waived by the board of trustees. In addition, the beneficial ownership limitations restrict the ownership, under applicable attribution rules of the Internal Revenue Code, of more than 9.9% of the outstanding shares, either in the aggregate or of any class. The rules addressing constructive ownership are complex and may cause shares owned, actually or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of the outstanding shares, either in the aggregate or of any class, by an individual or entity, could cause that individual or entity (or another individual or entity) to constructively own more than 9.9% of the outstanding shares. This situation would subject such shares to the beneficial ownership limitations. Actual or constructive ownership of shares in excess of such limits would either cause the violative transfer of ownership to be void or cause such shares to be converted to Excess Shares (as defined below).

     The ownership restrictions have the effect of deterring non-negotiated acquisitions of us, and proxy fights for us by third parties. Limiting the ownership of our shares may discourage a change of control and may also:

o deter tender offers for the common shares, which offers may be attractive to the shareholders,

o limit the opportunity for shareholders to receive a premium for the common shares that might otherwise exist if an investor attempted to assemble a block of shares in excess of the 9.9% beneficial ownership limitation, or

o    limit the opportunity for shareholders to effect a change in our control.

     We may not qualify as a REIT in the future causing us to be taxed at regular corporate rates and reducing the amount of cash for distribution. We believe that we have operated in a manner that permits us to qualify as a REIT under the Internal Revenue Code for each taxable year since our formation as a REIT in 1993. Qualification as a REIT, however, involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. In addition, REIT qualification involves the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources, and we must distribute annually to shareholders 95% (90% for tax years beginning after December 31, 2000) of our REIT taxable income, excluding net capital gains. Therefore, although we believe that we are organized and operating in a manner that permits us to remain qualified as a REIT, we cannot guarantee that we will be able to continue to operate in such a manner. In addition, if we are audited by the IRS with respect to any past year, the IRS may challenge our qualification as a REIT for that year.

     Similarly, new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal income tax consequences of that qualification. We are not aware, however, of any currently pending tax legislation that would adversely affect our ability to continue to operate as a REIT.

     If we fail to qualify as a REIT, we will be subject to federal income tax on taxable income at regular corporate rates. Increased tax liability in a given year could significantly reduce, or possibly eliminate, the amount of cash we have available for investment or distribution to shareholders for that year. In addition, we will also be disqualified from treatment as a REIT for the next four taxable years, unless we are entitled to relief under other statutory provisions.

     If we do not qualify as a REIT, we will no longer be required to make annual distributions to shareholders. To the extent that we made distributions to shareholders in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate some of our investments to pay the applicable tax. Our failure to qualify as a REIT would also constitute a default under certain of our debt obligations and would significantly reduce the market value of our shares.

Company Risks

     Our performance depends on the economic conditions of the Middle Atlantic Area where most of our properties are located.
     Our performance depends on the economic conditions in markets in which our properties are concentrated. Since most of our properties are located in the Middle Atlantic area, our results could be adversely affected if conditions, such as an oversupply of space or a reduction in demand for real estate, in the Middle Atlantic area become more competitive than other geographic areas. The existence of these conditions could have a greater adverse impact on us than on a real estate company with properties in a number of different geographic areas.

     Our organizational documents do not place limits on the incurrence of debt. Our documents do not limit the amount of indebtedness that we may incur.
Although our board of trustees attempts to maintain a balance between total outstanding indebtedness and the value of our portfolio (for example, a ratio of debt to real estate value of 50% or less), it could alter this balance at any time. If we become more highly leveraged, then the resulting increase in debt service could diminish our ability to make expected distributions to shareholders and make payments on outstanding indebtedness. If we default on our obligations under any outstanding indebtedness, we could lose our interest in any properties that secure that indebtedness.

     We may need to borrow money to qualify as a REIT.
     Our ability to make distributions to shareholders could be diminished by increased debt service obligations if we need to borrow money in order to maintain our REIT qualification. For example, differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet the requirement that we distribute to shareholders at least 95% of our net taxable income excluding net capital gain each year. The incurrence of large expenses also could require us to borrow money to meet this requirement. We might need to borrow money for these purposes even if we believe that market conditions are not favorable for such borrowings. In other words, we may have to borrow money on unfavorable terms.

     We cannot avoid risks inherent in development and acquisition activities. Developing or expanding existing properties in our real estate portfolio is an integral part of our strategy for maintaining and enhancing the value of our portfolio. We may also choose to acquire additional properties in the future. While our policies with respect to developing and expanding properties are intended to limit some of the risks otherwise associated with property acquisition such as not starting construction on a project prior to obtaining a commitment from an anchor tenant, we nevertheless will incur risks, including risks related to delays in construction and lease-up, costs of materials, financing availability, volatility in interest rates and labor availability.

     In addition, once a property is acquired, the renovation and improvement costs we incur in bringing an acquired property up to market standards may exceed our estimates, and the property may fail to perform as expected.

     Maryland law may prevent or discourage a change in control.
     The Maryland General Corporation Law establishes special restrictions against "business combinations" between a Maryland corporation and "interested shareholders" or their affiliates unless an exemption is applicable. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any offers to acquire us, even if our acquisition would be in our shareholders' best interests.

     Maryland law also provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the corporation. The control share statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any control share acquisitions, even if our acquisition would be in our shareholders' best interests.

     Increased market interest rates could reduce share prices.
     The annual dividend rate on shares as a percentage of its market price may influence the trading price of stock. Also, an increase in market interest rates may lead purchasers to demand a higher annual dividend rate, which could lower the market price of the shares. A decrease in the market price of the shares could reduce our ability to raise additional equity in the public markets.

                          DESCRIPTION OF COMMON SHARES

           The summary of the terms of our capital stock set forth below does not purport to be complete. For a detailed, complete description, please see our declaration of trust and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

           Our declaration of trust authorizes us to issue up to 102,000,000 shares, consisting of 100,000,000 of common shares and 2,000,000 of preferred shares, and other types or classes of shares of beneficial interest as the trustees may create and authorize from time to time. No preferred shares are outstanding and we have no present plans to issue any preferred shares.

           Our common shareholders shall be entitled to vote only on the following matters:

o    election or removal of trustees;

o    amendment of the declaration of trust;

o    our termination; and

o our merger or consolidation, exchange of our shares or the sale or disposition of all or substantially all of our assets.

           Except for the election or removal of trustees, which requires the approval of holders of a majority of the common shares present at a meeting at which a quorum is present, each of the other matters requires the affirmative approval of holders of two-thirds of the common shares issued and outstanding and entitled to vote upon the matter. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the trustees.

           Both Maryland statutory law governing REITs and our declaration of trust provide that no shareholder is personally liable for any of our obligations. Our bylaws further provide that we must indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability. In addition, it is our policy to include a clause in our contracts which provide that shareholders assume no personal liability for obligations entered into on our behalf. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be personally liable to the extent that we do not satisfy the claims. Inasmuch as we will carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

           The transfer agent and registrar for the common shares is the Continental Stock Transfer and Trust Company, New York, New York.

           Common Shares. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding shares can elect all of the trustees then standing for election. Holders of common shares are entitled to distributions as may be declared from time to time by the trustees out of funds legally available for distribution.

           Holders of common shares have no conversion, redemption or preemptive rights to subscribe for any securities. All outstanding common shares will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common shares will be entitled to share ratably in the assets that remains after provision for payment of liabilities to creditors and preferential rights of the preferred shares, if any.

           Common shares shall have equal  dividend,  distribution,  liquidation
and  other  rights,  and  shall  have  no  preference,   preemptive,  appraisal,
conversion or exchange rights.

           Preferred Shares. The preferred shares authorized by our declaration of trust may be issued from time to time in one or more series in such amounts and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the trustees. Under certain circumstances, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change of our control and may adversely affect the voting and other rights of the holders of the common shares. No preferred shares are outstanding and we have no present plans to issue any common shares or preferred shares.

           Classification  or  Reclassification  of Common  Shares or  Preferred
Shares. The declaration of trust authorizes the trustees to classify or reclassify any unissued shares, including common shares or preferred shares, by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any common shares or preferred shares.

           Excess Shares. The declaration of trust provides that no holder may own, or be deemed to own, under the applicable attribution rules of the Internal Revenue Code, common shares in excess of the beneficial ownership limitations or the constructive ownership limitations, which we refer to in this prospectus as the "ownership limit." In the event of a purported transfer or other event that would, if effective, result in violation of the ownership limit or our disqualification as a REIT, the common shares to be issued in the purported transaction would automatically be converted into "Excess Shares." Excess Shares are common shares automatically transferred to a special trust that we maintain to the extent necessary to ensure that the purported transfer does not result in our disqualification as a REIT.

           A purported transferee of common shares converted into Excess Shares is not entitled to voting rights, except to the extent required by law, or to any dividends, distributions or other rights as a shareholder. If, after the purported transfer resulting in a conversion of common shares into Excess Shares and prior to our discovery of the purported transfer, dividends or distributions are paid with respect to the common shares, then any such dividends or distributions are to be repaid to us upon demand. We will hold Excess Shares for the benefit of the ultimate transferee of an interest in trust. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to the Excess Shares only to a person whose ownership of the common shares will not violate the ownership limit and to whom the transfer will not constitute a prohibited transfer, at which time the Excess Shares will be automatically converted into common shares of the same type and class as the common shares for which the Excess Shares were originally converted. The declaration of trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for the transfer an amount that reflects any appreciation in the common shares for which the Excess Shares were converted during the period that the Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be turned over to us.

Restrictions on Ownership and Transfer

           To qualify as a REIT under the Internal Revenue Code, not more than 50% of its outstanding common shares may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year; the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain percentages of our gross income must be from particular activities. See "Federal Income Tax Considerations - Federal Income

Taxation" In order to prevent any shareholder from owning common shares in an amount which would cause more than 50% in number or value of our outstanding common shares to be held by five or fewer individuals our declaration of trust contains beneficial ownership limitations that, with certain exceptions, restrict shareholders from owning, under the applicable attribution rules of the Internal Revenue Code (which we refer to herein as the attribution rules), more than 9.9% of the outstanding common shares, in number or value, either in the aggregate or of any class.

           Under our declaration of trust, shareholders who own more than 9.9% of the outstanding common shares, in number or value, either in the aggregate or of any class determined under the attribution rules shall have their shares over the 9.9% ownership limitation converted into Excess Shares. In the event that five or fewer persons would, but for the exchange described below, own under the attribution rules more than 49.9% of the of the common shares, then, to the extent necessary to prevent that ownership from exceeding 49.9% , common shares owned by that shareholder in excess of 9.9% will be automatically converted into Excess Shares on the day prior to the date that the ownership would otherwise have risen above 49.9%. See "Description of Common Shares - General Excess Shares" above.

           Under the Internal Revenue Code, rental income received by a REIT from persons as to which the REIT is treated, under the applicable attribution rules, as owning a 10% or greater interest does not constitute qualifying income for purposes of the income requirements that REITs must satisfy. See "Federal Income Tax Considerations for Holders of Common Shares - Federal Income Taxation of MART - Income Tests." For these purposes, a REIT is treated as owning any stock owned, under the applicable attribution rules, by a person that owns 10% or more of the value of the outstanding common shares of the REIT. In order to ensure that our rental income will not be treated as nonqualifying income, under the rules described above, and thus to ensure that there will not be an individual loss of REIT status as a result of the ownership of common shares by a tenant, or a person that holds an interest in a tenant, the declaration of trust also contains constructive ownership limitations that restrict, with certain exceptions, shareholders from owning, under the applicable attribution rules (which are different from those applicable with respect to the beneficial ownership limitations), more than 9.9% of the outstanding common shares, in number or value, either in the aggregate or of any class. Subject to certain exceptions, our declaration of trust also contains restrictions that are designed to ensure that the shareholders who own common shares in excess of the constructive ownership limitations will not, in the aggregate, own an interest in a tenant or subtenant of the REIT of sufficient magnitude to cause rental income received, directly or indirectly, by the REIT from the tenant or subtenant to be treated as nonqualifying income for purposes of the income requirements that REITs must satisfy.

           For purposes of calculating the common shares owned by a shareholder to determine the applicability of the beneficial and constructive ownership limitations, the beneficial ownership rules contained in Regulation 13D promulgated under the Securities Exchange Act will be applied. Accordingly, all rights to acquire common shares and all securities convertible into common shares will be deemed to have been exercised or converted, as the case may be.

           The trustees may waive the beneficial or the constructive ownership limitations, if evidence satisfactory to the trustees and our tax counsel is presented showing that the waiver will not jeopardize our status as a REIT under the Internal Revenue Code and we will not be otherwise adversely affected. As a condition of the waiver, an intended transferee must give us written notice and must furnish necessary opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trustees. If, in our opinion, the requested waiver raises significant issues which could adversely affect our status as a REIT for federal income tax purposes, then the trustees will require an opinion of counsel with respect to the issues prior to granting the waiver. The foregoing restrictions on transferability and ownership will not apply if the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

           Our declaration of trust provides that we may , by notice to the holder of Excess Shares, purchase any or all Excess Shares resulting from any transfer or other event. The price at which we may purchase the Excess Shares shall be equal to, in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for the Excess Shares, or, in the case of Excess Shares resulting from some other event, the lesser of the market price of the common shares on the date of the automatic conversion into Excess Shares, or the market price of the common shares on the date we accept the offer to purchase the Excess Shares. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to our discovery that the common shares have been transferred in violation of the provisions of our declaration of trust shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or our holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Shares and to hold the Excess Shares on our behalf.

           All persons who own, directly or by virtue of the attribution rules, more than 9.9% in number or value either in the aggregate or of any class of the outstanding common shares must give us written notice containing the information specified in the declaration of trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to us in writing this information with respect to the direct, indirect and constructive ownership of beneficial interests as the trustees deem necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any compliance.

                               REGISTRATION RIGHTS

Shelf Registration

           In the contribution agreement, we agreed to prepare and file a shelf registration statement to register the issuance and resale, if required, of common shares which may be issued to the selling shareholders in exchange for their OP Units. We agreed to use our best efforts to cause this registration statement to be declared effective and to keep the registration statement continuously effective for a period of four years, which is the shelf period. The shelf period may be extended for an additional number of days equal to the number of business days during the pendency of all suspension periods and blackout periods.

Demand Registration

           At any time following the fifth anniversary of the closing, the selling shareholders may request that we file a registration statement for their benefit on Form S-3 covering the registration of at least 100,000 common shares. We agreed to use our best efforts to cause the demand registration to become effective within 45 days after the date the registration request was made and to remain in effect for at least 90 days. We will be obligated to effect only two demand registrations.

Piggyback Registration

           If we propose to file a registration statement under the Securities Act with respect to a primary offering of our shares for our own account, excluding registration statements in connection with employee or director benefit or compensation plans, a business combination, exchange offer, or rights offering to existing holders, or a shelf registration, then we will give written notice of the proposed offering to the selling shareholders as soon as practicable and we will use our best efforts to include in the proposed offering the shares issuable upon the exchange of their OP Units, unless we reasonably determine that the inclusion of the shares would have a material adverse effect on us, our shareholders or the offering.


         FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF COMMON SHARES

           We believe that we qualify to be taxed as a REIT and we intend to remain qualified to be taxed as a REIT for federal income tax purposes under the Internal Revenue Code, commencing with our taxable year ended December 31, 1993.

The following discussion addresses the material tax considerations relevant to our taxation and summarizes certain federal income tax consequences that may be relevant to certain shareholders. However, the actual tax consequences of holding particular securities that we issue may vary in light of a prospective securities holder's particular facts and circumstances. Certain holders, such as tax-exempt entities, insurance companies and financial institutions, are generally subject to special rules. In addition, the following discussion does not discuss issues under any foreign, state or local tax laws. The tax treatment of a holder of any of the securities offered by prospectus supplements will vary depending upon the terms of the specific securities owned by the holder, as well as his particular situation. Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC has acted as our tax counsel in connection with the filing of this prospectus. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations of the Internal Revenue Code. No rulings have been obtained or are expected to be obtained from the IRS concerning any of the matters discussed herein. It should be noted that the Internal Revenue Code, rules, regulations, and administrative and judicial interpretations are all subject to change (possibly on a retroactive basis).

           Each investor is advised to consult the applicable prospectus supplement, as well as with his own tax advisor, regarding the tax consequences to him of the acquisition, ownership and sale of the common shares, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale and of potential changes in applicable tax laws.

           It is the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC that we are organized and are operating in conformity with the requirements for qualification and taxation as a REIT commencing with our taxable year ended December 31, 1993, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us as to certain factual matters. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual (and with respect to certain tests quarterly) operating results, the various income, asset, distribution, stock ownership and other tests discussed below, the results of which will not be reviewed by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC. Accordingly, no assurance can be given that the actual results of our operations for any one taxable year (or quarter) will satisfy these requirements.

           If we initially failed to elect or qualify for taxation as a REIT or cease to qualify as a REIT, and the relief provisions do not apply, our income that is distributed to shareholders would be subject to the "double taxation" on earnings (once at the corporate level and again at the shareholder level) that generally results from investment in a corporation. Failure to qualify and to maintain qualification as a REIT would force us to reduce significantly our distributions and possibly incur substantial indebtedness or liquidate substantial investments in order to pay the resulting corporate taxes. In addition, once having obtained REIT status and having lost that status, we would not be eligible to elect REIT status for the four subsequent taxable years, unless our failure to maintain our qualification was due to reasonable cause and not willful neglect, and certain other requirements were satisfied. In order to elect to again be taxed as a REIT, just as with the original election, we would be required to distribute all of our earnings and profits accumulated in any non-REIT taxable year.

Federal Income Taxation

           General. If we qualify for tax treatment as a REIT income to the extent currently distributed to our shareholders would not be subject to federal corporate taxation. However, we will be subject to federal income tax as follows:

o First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, (as defined below) including undistributed net capital gains.

o Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference to the extent that tax exceeds our regular tax.

o Third, if we have net income from the sale or other disposition of "foreclosure property" that we held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income.

o Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax.

o Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

o Sixth, if we fail to distribute during each year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year, and any undistributed taxable income from preceding periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the amounts actually distributed.

o Seventh, if during the 10-year period commencing on the first day of the first taxable year that the we qualify as a REIT, we recognize a gain from the disposition of an asset we held at the beginning of that period, or during the 10-year period commencing on the date we acquired appreciated property from a Subchapter C corporation in a transaction in which we inherit the tax basis in that asset from the Subchapter C corporation and we recognize a gain from the disposition of that asset, then we will be subject to tax at the highest regular corporate rate on the lesser of (a) the recognized gain or (b) the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of such 10-year period (the "built-in-gain").

Moreover, the aggregate built-in-gain during the 10-year period cannot exceed the total net built-in-gain of all assets at the beginning of the 10-year period. Subject to certain limitations, we may, to the extent available, utilize any pre-REIT net operating loss carry forwards to offset recognized gains.

           The Internal Revenue Code defines a REIT as a corporation, trust or association: (1) that is managed by one or more trustees or directors; (2) where the beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which (except for certain provisions of the Internal Revenue Code) would be taxable as a domestic corporation; (4) which is neither a financial institution nor an insurance company pursuant to certain provisions of the Internal Revenue Code; (5) whose beneficial ownership is held by 100 or more persons; (6) that during the last half of each taxable year, not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and (7) that meets certain other tests, described below, regarding its income and assets.

           The requirements and conditions set forth in the first four provisions above, inclusive, must be met during each day of the taxable year; and the requirements set forth in the fifth provision must be met during at least 335 days of a taxable year of 12 months, or during the proportionate part of a taxable year of less than 12 months.

           For tax years beginning after December 31, 2000 if a REIT has redetermined rents, redetermined deductions and/or excess interest, such amounts will be subject to a 100% tax. Redetermined rents means rents from real property the amount of which would be reduced on distribution, apportionment, or allocation under the Internal Revenue Code to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary which the REIT owns to one of its tenants, subject to certain exceptions. Redetermined deductions means deductions (other than redetermined rents) of a taxable REIT subsidiary which the REIT owns, if the amount of the deductions would be decreased on distribution or apportionment or allocation under the Internal Revenue Code to clearly reflect income between the subsidiary and its parent. Excess interest means any deductions for interest payments by a taxable REIT subsidiary to its parent REIT to the extent that the interest payments are in excess of a rate that is commercially reasonable.

           We are owned by more than 100 persons and management has represented that not more than 50% in number or value of our outstanding stock is owned by five or fewer individuals. Moreover, our declaration of trust provides for restrictions regarding ownership of our common shares, which will assist us in continuing to satisfy the beneficial ownership requirements described above.
See "Description of Common Shares - Restrictions on Ownership and Transfer."

           We own and operate a number of properties through wholly-owned subsidiaries. The Internal Revenue Code provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities, and those items (as the case may be) of the REIT. A qualified REIT subsidiary is any corporation (other than a taxable REIT subsidiary) in which we own 100% of the stock. In addition, we will be deemed to own our proportionate share of the assets and liabilities of any partnership in which we are partner. For taxable years beginning after December 31, 2000 the Internal Revenue Code allows REITs to own "taxable REIT subsidiaries." A taxable REIT subsidiary is a corporation (other than a real estate investment trust) in which a REIT directly or indirectly owns stock and which the corporation and the REIT jointly elect to be treated as a taxable REIT subsidiary. It also includes with respect to any REIT, any corporation other than a real estate investment trust with respect to which a taxable REIT subsidiary of the REIT owns directly or indirectly (1) securities possessing more that 35% of the total voting power of the outstanding securities of such corporation, or (2) securities having a value of more than 35% of the total value of the outstanding securities of such corporation.

           Income Tests. There are two percentage tests relating to the sources of our gross income. First, at least 75% of our gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test or from dividends, interest, and gain from the sale or disposition of stock or securities.

           In applying these tests, if we invest in a partnership, we will be treated as realizing our share of the gross income of the partnership, and the character of that income, as well as other partnership items, will be determined at the partnership level. The term "interest" generally does not include any amount if the determination of that amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

           The term "prohibited transaction" means a sale or other distribution of property which would constitute stock in trade of the taxpayer, property which would properly be included in inventory of the taxpayer or property held by the taxpayer primarily for sale to customers in the ordinary course of his trade or business, which is not foreclosure property. However, a prohibited transaction does not include a sale of property which is a real estate asset as defined below if all of the following conditions are satisfied:

o    the REIT has held the property for at least four years;

o aggregate expenditures made by the REIT, or any partner of the REIT, during the four year period preceding the date of sale which are includable in the basis of the property do not exceed 30% of the net selling price of the property;

o during a taxable year the REIT does not make more than seven sales of property (other than foreclosure property), or the aggregate adjusted basis (as determined for purposes of computing earnings and profits) of properties (other than foreclosure property) sold during the taxable year does not exceed 10% of the aggregate basis (as so determined) of all of the assets of the REIT as of the beginning of the taxable year;

o in the case of property, which consists of land or improvements, not acquired through foreclosure or deed in lieu of foreclosure, or lease termination, the REIT has held the property for not less than four years for production of rental income; and

o if the requirement of the first clause of the third bullet point is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in Internal Revenue Code) from whom the REIT itself does not derive or receive any income.

           Rents that we receive qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met.

o First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales.

o Second, for taxable years beginning on or before December 31, 2000, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of that tenant. For taxable years beginning after December 31, 2000, amounts paid to us from a taxable REIT subsidiary which we own will not be excluded from rents from real property under this rule if at least 90% of the leased space of the property is rented to persons other than taxable REIT subsidiaries which we own and tenants in which the REIT, or an owner of 10% or more of the REIT also directly or constructively owns 10% or more, provided that the exception only applies to the extent that the amounts paid to us as rents from real property with respect to such property are substantially comparable to such rents by the other tenants of our property for comparable space.

o Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as "rents from real property."

o Fourth, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render impermissible services to the tenants of that property, other than through an independent contractor from whom the REIT derives no income; provided, however, we may directly perform certain services other than services which are considered rendered to the occupant of the property. Services furnished or rendered or management or operation provided, through an independent contractor from whom we do not derive or receive any income is not treated as furnished, rendered, or provided by us. For tax years beginning after December 31, 2000 such services which are provided by a taxable REIT subsidiary which we own will also not be treated as provided by us if the taxable REIT subsidiary satisfies certain rules described below.

           In determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed 1% of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services will be at least 150% of the direct cost to the REIT of providing those services. We have represented that we do not charge rent for any property that is based in whole or in part on the income or profits of any person other than rent based on a percentage of receipts or sales, as described above, and that we do not rent any property to a related party tenant as described above. The constructive ownership restrictions described above will assist us in satisfying this requirement. See "Description of Common Shares - Restrictions on Ownership and Transfer." Finally, we directly perform services under certain of our leases.

           If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet these tests were due to reasonable cause and not due to willful neglect. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a special tax is imposed on the greater of the amount by which we failed the 75% test or the 95% test.

           Asset Tests. At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities. For these purposes, a REIT's assets include its allocable share of assets held by partnerships in which the REIT owns an interest and is held by qualified REIT subsidiaries of the REIT. It also includes stock or debt instruments held for not more than one year which were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the REIT. Second, not more than 25% of our total assets may be represented by securities other than those includable in the 75% asset class. Moreover, for taxable years beginning on or before December 31, 2000, of the investments included in the 25% asset class, the value of any one issuer's securities that we own may not exceed 5% of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities. For taxable years beginning after December 31, 2000 not more than 20% of the value of our assets may be represented by the securities of one or more taxable REIT subsidiaries and except with respect to a taxable REIT subsidiary and securities includable in the 75% assets class, not more than 5% of the value of our total assets may be represented by the securities of any one issuer, and we may not hold securities possessing more than 10% of the total voting power or 10% of the total value of the outstanding securities of any one issuer.

           If we inadvertently fail to satisfy one or more of the asset tests at the end of the calendar quarter, we would still not lose our REIT status, provided that we satisfied all of the asset tests at the close of the preceding quarter, and the discrepancy between the value of our assets and the standards imposed by the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by that type of acquisition.

           We have numerous wholly owned subsidiaries. All of our current subsidiaries should be treated as "qualified REIT subsidiaries" and we do not currently own any interests in any taxable REIT subsidiary. As noted above, qualified REIT subsidiaries will not be treated as separate corporations for federal income tax purposes pursuant to the provisions of the Internal Revenue Code . Thus, for these purposes, we will not own more than 10% of the outstanding securities of any one issuer as a result of the ownership of our subsidiaries.

Dividend Requirements

           In order to qualify as a REIT, we are required to make distributions (other than capital gain dividends) to our shareholders in an amount at least equal to the sum of:

o For taxable years on or before December 31, 2000, 95% (and for taxable years beginning after December 31, 2000, 90%) of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain), and

o For taxable years on or before December 31, 2000, 95% (and for taxable years beginning after December 31, 2000, 90%) of the after tax net income, if any, from foreclosure property, minus

o    the sum of certain items of non-cash income.

           REIT taxable income means the taxable income of a real estate investment trust adjusted as follows: (1) the deductions for corporations relating to dividends received are not allowed; (2) the deductions for dividends paid shall be allowed but shall be computed without regard to that portion of the deduction which is attributable to the amount excluded under number (4) below; (3) taxable income shall be computed without regard to the computation of tax on a change of annual accounting period; (4) tax shall be excluded in the amount equal to the net income from foreclosure property; (5) taxes imposed for failure to meet the 95% or 75% income tests are deducted; (6) net income derived from prohibited transactions are excluded; and (7) for taxable years beginning after December 31, 2000, taxes imposed on redetermined rents, redetermined deductions and excess interest is deducted.

           In addition, we will be required to distribute (for taxable years beginning on or before December 31, 2000) at least 95% (and for taxable years beginning after December 31, 2000, at least 90%) of any built-in-gain (after tax) we may recognize during the 10-year period commencing on the date we acquired assets with a built-in gain from a Subchapter C corporation in a carryover basis transaction. This distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after that declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95% (90% for tax years beginning after December 31, 2000), but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on that amount at regular corporate tax rates. Finally, as discussed above, we may be subjected to an excise tax if we fail to meet certain other distribution requirements.

           It is possible that we may, from time to time, not have sufficient cash or other liquid assets to meet the 95% (90% for tax years beginning after December 31, 2000) distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In the event that these timing differences occur, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the 95% (90% for tax years beginning after December 31, 2000) requirement.

           Under certain circumstances we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a Real Estate Investment Trust

           Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above. In that event, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and we cannot deduct distributions to shareholders. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and will be eligible for the 70% dividends received deduction for corporations. We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in that return was not due to fraud with intent to evade tax, and we established that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

Federal Income Taxation of Shareholders

           General. As long as we qualify for taxation as a REIT, distributions made to our shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includable by the shareholders as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. Thus, subject to certain limitations, capital gains dividends received by an individual U.S. shareholder may be eligible for the 20% tax rates on capital gains. In addition, the IRS has the authority to issue regulations requiring that capital gains attributable to unrecaptured Internal Revenue Code Section 1250 gain be taxed at the 25% rate.
Unrecaptured Internal Revenue Code Section 1250 gain is gain from the sale of depreciable real property which would be subject to depreciation recapture if the property was personal property.

           Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. A REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT makes such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by a REIT on the undistributed net capital gains that were included in the shareholders' income, and such shareholders will receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit.

           Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common shares. Shareholders will be required to reduce the tax basis of their common shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable at capital gain rates (except with respect to a shareholder who holds his common shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon the sale of the common shares. Shareholders may not include in their individual federal income tax returns any of our net operating losses or capital losses. In addition, any distribution declared by the REIT in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the REIT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the REIT no later than January 31 of the following year. The REIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the REIT.

           Foreign Shareholders. In general, each foreign corporation, partnership and nonresident alien individual that does not hold its, his or her REIT shares in connection with the conduct of a United States trade or business, will be subject to a 30% tax (or lesser amount, as provided by an applicable income tax treaty) on all ordinary dividends paid with respect to such REIT shares. The REIT itself will be required to withhold and pay over such tax. If a foreign shareholder holds the shareholder's REIT shares in connection with the conduct of a United States trade or business, and provides the REIT with a properly executed Form 4224, the shareholder will be subject to tax on ordinary dividends in the same manner as a United States person and the REIT will not withhold any distributions to the shareholder. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent they do not exceed the adjusted basis of the shareholder's common shares. Rather, such distributions will reduce the adjusted basis of the common shares, but not below zero. To the extent that the distributions exceed the adjusted basis of a non-U.S. shareholder's common shares, they will give rise to tax liability if the non-US shareholder would otherwise be subject to tax on any gain from the sale or disposition of our common shares described below. If, at the time the distribution was made, it cannot be determined whether the distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as a dividend. However, such amounts would be refundable if it is subsequently determined that the distribution was in excess of our current and accumulated earnings and profits.

           To the extent a foreign shareholder receives REIT distributions attributable to the sale or exchange of United States real property interests held by the REIT, each foreign shareholder will be treated as having engaged in a United States trade or business and, therefore, will be subject to United States federal income tax in the same manner as a United States person on such distributions. The REIT (or the United States nominees of a foreign shareholder) must withhold 35% of all distributions to a foreign shareholder attributable to the disposition of United States real property interests which are designated as capital gain dividends, unless the foreign shareholder has provided the REIT (or its United States nominee) with a statement claiming a withholding exemption from the IRS. A foreign shareholder will be entitled to a credit against his United States income tax equal to the amount so withheld.

           Generally, a foreign person will not be subject to United States income tax on any gain recognized upon a sale or exchange of such person's REIT shares. However, if the REIT does not qualify as a "domestically controlled REIT", a non-U.S. shareholder will be subject to tax on gain recognized upon the sale of the shares. A domestically controlled REIT is defined as a REIT in which at all times during a specified testing period less than 50% in number or value of the shares are held directly or indirectly by foreign persons. It is anticipated that we will qualify as a domestically controlled REIT. Non-U.S. shareholders will also be taxed on gain recognized from the sale of their shares in the REIT if (1) the investment in such shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case a shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a non-resident alien who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien will be subject to a 30% tax on the individual's capital gain.

           Foreign persons contemplating an investment in REIT shares should consult their home country tax advisors concerning the tax treatment of such investment under their home country laws, including their ability, if any, to obtain a tax credit for any United States taxes paid.

           Backup Withholding. The REIT will report to its shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) has provided a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the REIT with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

           Tax-Exempt Shareholders. The IRS has ruled that amounts distributed as distributions by a REIT to a certain tax exempt pension trust did not constitute unrelated business taxable income. Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the REIT in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as unrelated business taxable income to a Tax Exempt Entity. For purposes of satisfying the closely held prohibition of the Internal Revenue Code, a pension trust will not be treated as a single individual. Rather, the beneficiaries of the pension trust are treated as owning the REIT's shares in proportion to their respective interests in the trust. However, if the REIT qualifies as a REIT only by application of this look through rule, any pension trust which owns more than 10% by value of the interests in the REIT may be required to treat a percentage of the dividends from the REIT as unrelated business taxable income. The dividends will be treated as unrelated business taxable income if at least one pension trust holds more than 25% by value of the interest of the REIT, or one or more pension trusts (each of which hold more than 10% by value of the interests in the REIT) hold in the aggregate more than

50% by value of the interests in the REIT. The percentage treated as unrelated business taxable income is the gross income of the REIT that is derived from an unrelated trade or business determined as if the REIT were a pension trust divided by the gross income of the REIT for the year in which the dividends are paid. If the percentage so determined is less that 5%, none of the dividends will be treated as unrelated business taxable income. We do not believe that any pension trust owns 10% or more of our shares.

           A Tax Exempt Entity that incurs indebtedness to finance its purchase of shares, however, will have unrelated business taxable income by virtue of the acquisition indebtedness rules. Tax exempt organizations contemplating an investment in REIT shares should consult their individual tax advisors concerning the tax treatment of such investment.

State and Local Taxation

           We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. Consequently, before you make an investment in us, you should consult your own tax advisors regarding the effect of state and local tax laws on that investment.

                              SELLING SHAREHOLDERS

           As described elsewhere herein, selling shareholders are only those persons who may receive common shares upon the exchange of 222,624 OP Units acquired pursuant to the contribution agreement including common shares issued upon exercise of the call or put. The following table provides the number of OP Units held by or issuable to each selling shareholder and, therefore, the maximum number of common shares issuable upon exchange of the OP Units. We do not currently expect to issue more than 222,624 common shares in redemption of OP Units.

     The 222,624 common shares offered by this prospectus may be offered from time to time to the selling shareholders named below.


                                           Call or Put
       Name             OP Units Owned      OP Units        Total
       ----             --------------      --------        -----
Louis D. Pektor, III       99,068            12,244        111,312

Lewis D. Ronca             99,068            12,244        111,312
                           ======            ======        =======
                          198,136            24,486        222,624

                              PLAN OF DISTRIBUTION

           This prospectus relates to the offer and sale by the selling shareholders of up to 222,624 common shares, par value $.01 per share, assuming exercise of the put or call option.

           We have registered the common shares for sale to permit the holders of the common shares to sell the shares without restriction in the open market or otherwise, but registration of the shares does not necessarily mean that any of the shares will be offered or sold by the holders thereof.

           We will not receive any cash proceeds from the offering by the selling shareholders or from the issuance of the common shares to holders of OP Units upon receiving a notice of redemption. We will acquire one OP Unit from an exchanging partner, in exchange for each redemption share that we issue. Consequently, with each redemption, our interest in the Operating Partnership will increase.

           Secondary shares may be sold from time to time by the selling shareholders, or by their pledgees, donees, transferees or other successors in interest. Secondary share sales may be made on the NYSE, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Secondary shares may be sold by the selling shareholders by one or more of the following:

o a block trade in which the broker-dealer so engaged will attempt to sell the secondary shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchase of the secondary shares by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

           Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sales. The broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

           All costs, expenses and fees in connection with the registration of the common shares, including any secondary shares sold by the selling shareholders, will be borne by us. Commissions and discounts, if any, attributable to the sales of secondary shares by the selling shareholders, and the expenses of counsel for the selling shareholders, if any, will be borne by the selling shareholders, if any.

                                  LEGAL MATTERS

           Certain legal matters will be passed upon for us by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland. Marc P. Blum, one of our trustees, and LeRoy E. Hoffberger, Chairman of the Board of Trustees, are Of Counsel to the firm.

                                     EXPERTS

           The financial statements and schedule of Mid-Atlantic Realty Trust as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with the issuance and distribution of the securities registered hereby:

                      SEC Registration Fee            $            544
                      Accounting fees and expenses               2,000
                      Legal fees and expenses                   15,000
                      Miscellaneous                              2,500
                                                                ------

                                Total                 $         20,044

Item 15.  Indemnification of Trustees and Officers.

     Under Maryland law, a Maryland real estate investment trust is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers so that no trustee or officer shall be liable to the trust or to any shareholder for money damages except:

o for and to the extent of actual receipt of an improper personal benefit in money, property or services, or

o for active and deliberate dishonesty established by a final judgment as being material to the cause of action.


The Registrant's declaration of trust has incorporated these provisions.

     Our declaration of trust and bylaws require us to indemnify our trustees and officers to the fullest extent permitted under Maryland law. As a result, we are required to indemnify any present or former trustee or officer against any claim or liability, including all judgments, penalties, fines, settlements and expenses, unless it is established that:

o his act or omission was committed in bad faith or was the result of active and deliberate dishonesty;

o he actually received an improper personal benefit in money, property or services; or

o in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful.

     In addition, we are required to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by the person indemnified provided that we shall have received:

o a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant, and

o a written undertaking by or on his behalf to repay the amount we paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

     Our declaration of trust and bylaws also require us to provide indemnification, payment or reimbursement of expenses to a present or former director or officer who served a predecessor in such capacity, and to any of our employees or agents or a predecessor employees or agents, and permit us to provide any other and further indemnification or payment or reimbursement of expenses as may be permitted by Section 2-418 of the Maryland General Corporation Law for directors of a Maryland corporation.

     We have been advised that although indemnification for liabilities arising under the Securities Act of 1933 may be allowed, in the opinion of the SEC indemnification for liability would be against public policy and unenforceable. While the scope of the governing statute has not been tested in court we have not indemnified our trustees or Officers against liability under the Securities Act of 1933. In addition, indemnification may be limited by state securities laws.

Item 16.  Exhibits.

3.1  The Company's  Declaration of Trust dated June 29, 1993.*
3.2  Bylaws of the Company.*
3.3  Amendment to Declaration of Trust dated August 4, 1998    (Incorporated  by
     reference to Exhibit 3(c) of the Company's Form 10-K dated March 23, 2000).
4.1  Specimen of certificate for Common Shares of Beneficial Interest*
5.1  Opinion  of  Gordon,  Feinblatt,   Rothman,  Hoffberger  &  Hollander,  LLC
     regarding the legality of securities.**
8.1  Opinion  of  Gordon,  Feinblatt,   Rothman,  Hoffberger  &  Hollander,  LLC
     regarding certain tax matters.**
23.1 Consent of KPMG LLP.**
24.1 Power of Attorney  (included  on signature page).
--------------------
* Incorporated by reference to Exhibit 4(a) to the Registration Statement on Form S-11 (Registration No. 33-66396)
**   Filed herewith

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC any indemnification against liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lutherville, Maryland, on April 3, 2000.

                            MID-ATLANTIC REALTY TRUST

                                         By:  /s/
                                             --------------------------
                                             F. Patrick Hughes, President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, whose signature appears below constitutes and appoints LeRoy E. Hoffberger, F. Patrick Hughes, Paul F. Robinson, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

 Signature                          Title                               Date
 ---------                          -----                               ----

/s/                                 Trustee, Chairman of the       April 3, 2000
--------------------------          Board of Trustees
LeRoy E. Hoffberger

/s/                                 Trustee, President (Chief      April 3, 2000
--------------------------          Executive Officer)
F. Patrick Hughes

/s/                                 Vice President and Controller  April 3, 2000
--------------------------
Janice C. Robinson

/s/                                 Trustee                        April 3, 2000
--------------------------
David F. Benson

/s/                                 Trustee                        April 3, 2000
--------------------------
Marc P. Blum

/s/                                 Trustee                        April 3, 2000
--------------------------
Robert A. Frank

/s/                                 Trustee                        April 3, 2000
--------------------------
M. Ronald Lipman

/s/                                 Trustee                        April 3, 2000
--------------------------
Daniel S. Stone